Exhibit 10.3

SETTLEMENT AGREEMENT AND RELEASE

THIS SETTLEMENT AGREEMENT AND RELEASE ("Agreement") is dated as of May 23, 2007 by and between CROSS COUNTRY CAPITAL PARTNERS, L.P. ("Cross Country"), and VOIP, INC. ("VoIP").

WHEREAS, Cross Country and VoIP entered into a certain Subscription Agreement dated as of August 26, 2005, as amended on November 16, 2005 (the “Subscription Agreement”);

WHEREAS, pursuant to the Subscription Agreement, Cross Country purchased from VoIP a certain number of warrants and shares of VoIP’s stock;

WHEREAS, on or about September 25, 2006 Cross Country brought an action against VoIP entitled Cross Country Capital Partners, LP v. VoIP, Inc., Cause No. 06-10030 (the “Action”) in the District Court for Dallas County, Texas, 116th Judicial District, (the "Court"), whereby Cross Country asserted claims against VoIP alleging that VoIP breached certain provisions of the Subscription Agreement (the “Claims”);

WHEREAS, on or about February 5, 2007, Cross Country filed Plaintiff’s First Amended Original Petition alleging additional breaches of the Subscription Agreement by VoIP;

WHEREAS, VoIP denies that it is liable for the relief sought in the Action, but acknowledges that it does not have sufficient cash to satisfy the claims made in the Action;

WHEREAS, VoIP currently only has the means to satisfy payment of bona fide claims through the issuance to Cross Country of authorized shares, pursuant to Section 3(a)(10) of the Securities Act of 1933; and

WHEREAS, all of the parties are mutually desirous of settling this matter;

NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth, the sufficiency of which is hereby acknowledged, the parties do hereby agree as follows:

1.    The foregoing recitals are true and correct.

2.    SETTLEMENT SHARES. As soon as practicable following entry of an order by the Court in accordance with Paragraph 4 herein, and subject to subparagraphs 2(a) and (b) below, VoIP shall cause to be issued 12,500,000 free trading shares of VoIP common stock to Cross Country (the "Settlement Shares"). The strike price of the 1,537,500 Class D Warrants and 687,500 Class D Warrants currently owned by Cross Country shall be changed to $0.18 (the “New Strike Price”) and Cross Country shall continue to own such warrants at the New Strike Price.

(a)
Of the 12,500,000 Settlement Shares, 6,250,000 such shares (the “Volume Limitation Shares”) are subject to the following restriction: During any ninety (90) day period, Cross Country may only sell an amount of the Volume Limitation Shares in an aggregate amount up to 1% of the outstanding common stock of VoIP as shown by the most recent report or statement published by VoIP. After every sale as contemplated herein, Cross Country will provide evidence of such sale through a confirming monthly statement or on another comparable document;

(b)
The remaining 6,250,000 Settlement Shares (the “Remaining Settlement Shares”) may be disposed of by Cross Country at such time or times thereafter, and in such manner, as it deems appropriate in its sole discretion; provided, however, that Cross Country shall provide VoIP with two (2) days prior notice of any such disposition.

3.    SECOND CLOSING. Any rights to a Second Closing pursuant to paragraph 1(b) of the Subscription Agreement shall be null and void.

4.    FAIRNESS HEARING. Promptly upon execution hereof (but in any event within three (3) Business Days thereof), VoIP and Cross Country agree, pursuant to 15 U.S.C. §77(a)(10), to submit the terms and conditions of this Agreement to the Court for a hearing on the fairness of such terms and conditions, for the issuance of an exemption from registration of the Settlement Shares and an Order approving the Agreement. VoIP avers it is a “reporting issuer” that files reports with the SEC under Section 13 of the Securities and Exchange Act of 1934 (the “Exchange Act”); VoIP avers it is current in all its filing required under the Exchange Act; and Cross Country avers it has access to, and has accessed all such filings. In connection with such a Fairness Hearing, VoIP, the issuer of the securities, and Cross Country, the proposed person to whom the securities are to be issued, agree that the value of the Settlement Shares utilized to satisfy the Claims is fair and reasonable. This Agreement shall become binding upon the parties only upon entry of an order by the Court substantially in the form annexed hereto as Exhibit A (the “Order”); and in the event the Order is not so entered, this Agreement shall be null and void.

5.    NECESSARY ACTION. At all times after the execution of this Agreement and entry of the Order by the Court, each party hereto agrees to take or cause to be taken all such necessary action including, without limitation, the execution and delivery of such further instruments and documents, as may be reasonably requested by any party for such purposes or otherwise necessary to complete or perfect the transaction contemplated hereby.

6.    CONFIDENTIALITY AGREEMENT. At all times prior to execution of this Agreement, the parties hereto agree to not disclose to any other person any of the terms of said Agreement.

7.    RELEASES.

(a)
Upon delivery of the Settlement Shares to Cross Country and in consideration of the terms and conditions of this Agreement, and except for the obligations and representations arising or made hereunder or a breach hereof, Cross Country hereby releases, acquits and forever discharges VoIP and each, every and all its current and past officers, directors, shareholders, affiliated corporations, subsidiaries, agents, employees, representatives, attorneys, predecessors, successors and assigns, of and from any and all claims, damages, causes of action, suits and costs, of whatever nature, character or description, whether known or unknown, anticipated or unanticipated, which Cross Country may now have or may hereafter have or claim to have against VoIP with respect to the Action. Nothing herein shall be deemed to negate or affect Cross Country's right to enforce the terms and conditions of this Agreement.

(b)
Upon delivery of the Settlement Shares to Cross Country and in consideration of the terms and conditions of this Agreement, and except for the obligations and representations arising or made hereunder or a breach hereof, VoIP hereby releases, acquits and forever discharges Cross Country and each, every and all its current and past officers, limited partners, general partners, directors, shareholders, affiliated corporations, subsidiaries, agents, employees, representatives, attorneys, predecessors, successors and assigns of and from any and all claims, damages, causes of action, suits and costs, of whatever nature, character or description, whether known or unknown, anticipated or unanticipated, which VoIP may now have or may hereafter have or claim to have against Cross Country with respect to the Action. Nothing herein shall be deemed to negate or affect VoIP’s right to enforce the terms and conditions of this Agreement.

8.    CONTINUING JURISDICTION. Simultaneously with the execution of this Agreement, the attorneys representing the parties hereto will execute an Agreed Order of Dismissal substantially in the form annexed hereto as Exhibit B (the “Agreed Order of Dismissal”), which shall be held by Cross Country's counsel and filed with the Court after VoIP’s delivery of the Settlement Shares in accordance with paragraph 2 herein. In order to enable the Court to grant specific enforcement and other equitable relief in connection with this Agreement, (a) the parties consent to the jurisdiction of the Court for purposes of enforcing this Agreement and (b) each party to this Agreement expressly waives any contention that there is an adequate remedy at law or any like doctrine that might otherwise preclude injunctive relief to enforce this Agreement.

9.    CONTINUING OBLIGATION. Both parties agree to use their best efforts to cooperate with the Court to cause the Order to be timely entered and agree that delays caused due to Court calendars shall not constitute a valid reason to void this Agreement.

10.         INFORMATION. VoIP and Cross Country each represent that prior to the execution of this Agreement, they have had the advice of counsel, they fully informed themselves of its terms, contents, conditions and effects, and that no promise or representation of any kind has been made to them except as expressly stated in this Agreement.

11.         OWNERSHIP AND AUTHORITY. VoIP and Cross Country represent and warrant that they have not sold, assigned, transferred, conveyed or otherwise disposed of any or all of any claim, demand, right or cause of action, relating to any matter which is covered by this Agreement, that each is the sole owner of such claim, demand, right or cause of action, and each has the power and authority and has been duly authorized to enter into and perform this Agreement and that this Agreement is a binding obligation of each, enforceable in accordance with its terms.

12.         BINDING NATURE. This Agreement shall be binding on all parties executing this Agreement and their respective successors, assigns and heirs.

13.         AUTHORITY TO BIND. Each party to this Agreement represents and warrants that the execution, delivery and performance of this Agreement and the consummation of the transaction provided in this Agreement have been duly authorized by all necessary action of the respective entity and that the person executing this Agreement on its behalf has the full capacity to bind that entity. Each party further represents and warrants that it has been represented by independent counsel of its choice with the negotiation and execution of this Agreement and that counsel has reviewed this Agreement.

14.         SIGNATURES. This Agreement may be signed in counterparts and the Agreement, together with its counterpart signature pages, shall be deemed valid and binding on each party when duly executed by all parties. Facsimile signatures shall be deemed valid and binding for all purposes.

15.         CHOICE OF LAW, ETC. Notwithstanding the place where this Agreement may be executed by either of the parties, or any other factor, all terms and provisions hereof shall be governed by and construed in accordance with the laws of the State of Texas, applicable to agreements made and to be fully performed in that State and without regard to principles of conflicts of law thereof.

16.         INCONSISTENCY. In the event of any inconsistency between the terms of this Agreement and any other document executed in connection herewith, the terms of this Agreement shall control to the extent necessary to resolve such inconsistency.

17.         ATTORNEYS’ FEES. In any proceeding involving or relating to the actual or alleged breach of any term of this Agreement, the prevailing party shall be entitled to an award of its reasonable attorneys' fees and costs.

18.         MODIFICATION. This Agreement may be amended, altered or modified only by a written agreement among the parties.

19.         NO WAIVER. Failure of any party to insist upon compliance with any provision hereof shall not constitute a waiver thereof, and no waiver of any provision of this Agreement shall be effective unless it is in writing and signed by the party against whom it is asserted. Any waiver of any provision of this Agreement shall only be applicable to the specific provision and instance to which it is related and shall not be deemed to be a continuing or future waiver as to such provision or as to any other provision.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first indicated above.

VOIP, INC.

By:	/s/ Robert Staats
Robert Staats
Its: Chief Accounting Officer

CROSS COUNTRY CAPITAL PARTNERS, L.P.

By:	/s/ Denton Jones
Denton Jones
Its: General Partner